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EXHIBIT 10
PARTICIPATION AGREEMENT
     THIS PARTICIPATION AGREEMENT (this “Agreement”) is dated January 17, 2007, by and among RED TECHNOLOGY ALLIANCE LLC, a Delaware limited liability company (“RTA”), and AMERICAN OIL & GAS, INC., a Nevada corporation (“AOGI”) and NORTH FINN, LLC, a Wyoming limited liability company (“North Finn”) (AOGI and North Finn may be referred to collectively herein as “Company”). RTA and Company may be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS:
     WHEREAS, Company holds or will hold certain leasehold interests in the Project Area (as hereinafter defined) and desires to convey certain rights and interests therein to RTA in exchange for RTA’s participation in the development thereof; and
     WHEREAS, RTA desires to participate in the development of the Project Area and acquire interests therein, pursuant to the terms of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, conditions and agreements herein contained, the sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms and References. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person controlling or controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct the management and policies of another, whether by ownership of voting securities, contract or otherwise. With respect to a corporation, partnership or limited liability company, control is conclusively deemed to exist where a Person owns fifty percent (50%) or more of the voting stock in such corporation or of the voting interest as a partner in such partnership or as a member of such limited liability company. In addition to the foregoing, for purposes of this Agreement, Halliburton Energy Services, Inc. is an Affiliate of RTA.
     “Agreement” has the meaning assigned to such term in the Preamble.
     “AOGI” shall have the meaning assigned to such term in the Preamble, and includes AOGI’s successors and assigns.
     “Business Day” means any day other than a Saturday, a Sunday, or a day on which the United States Postal Service is not scheduled to deliver ordinary first class mail.

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     “Company” shall have the meaning assigned to such term in the Preamble, and includes both AOGI and North Finn, or either of them, and their respective, successors and assigns.
     “Confidential Information” has the meaning assigned to such term at Section 9.1.
     “Earned Interests” has the meaning given at Section 2.8; for the avoidance of doubt, Earned Interests includes all RTA Well Bore Interests earned pursuant to Article II hereof .
     “Effective Date” means the date of this Agreement.
     “First Option Test Well” shall have the meaning assigned to such term at Section 2.5.
     “Frontier Formation” means that hydrocarbon bearing zone encountered between depths of 11,612 feet and 12,056 feet (electric log measurements) as found in the Apache 36-1 State well, located in Section 36, Township 33N, Range 71W, Converse County, Wyoming, or the stratigraphic equivalent thereof.
     “Initial Leasehold Assignment” means the initial assignment of RTA Leasehold Interest in Leases as described at Section 2.13, which shall be substantially in the form of Exhibit B-1 (as appropriate and as appropriately completed), attached hereto and made a part hereof for all purposes.
     “Initial Test Well” shall have the meaning assigned to such term at Section 2.1.
     “Leasehold Acquisition Date” has the meaning assigned to such term at Section 3.2.
     “Leases” means all oil, gas and/or mineral leases in which Company, or either of them, (a) owns an interest on the Effective Date, (b) as of the Effective Date, has the right to acquire an interest, or (c) owns an interest as of the date RTA earns the RTA Leasehold Interest, insofar as such leases cover any portion of the Project Area; individually, a “Lease”.
     “North Finn” shall have the meaning assigned to such term in the Preamble, and includes North Finn’s successors and assigns.
     “OAC” means the operations advisory committee created by the Parties pursuant to Section 5.4 of this Agreement.
     “Operating Agreement” means that certain form of 1989 AAPL Model Form Operating Agreement, attached hereto and made a part hereof as Exhibit C.
     “Operator” means North Finn as operator in accordance with the applicable Operating Agreement.
     “Party” or “Parties” shall have the meaning assigned to such term in the Preamble.
     “Person” means any individual, governmental agency, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, or other entity or organization.

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     “Project Area” means those lands and leases known by the Parties as the “Fetter Project”, which leases, as of the Effective Date, cover an approximate 52,847 gross acres and an approximate 49,975 net acres (i.e., Company’s leasehold acreage) of that area, all as depicted on that plat attached hereto as Exhibit A and made a part hereof for all purposes (less and except Section 36, Township 33 North, Range 71 West), and, without limitation, shall include those Leases and interests set forth at Schedule I hereto.
     “Project Area Operations” has the meaning given at Section 5.4(a).
     “Reimbursement Amount” has the meaning assigned to such term at Section 3.2.
     “RTA” shall have the meaning assigned to such term in the Preamble, and includes RTA’s successors and assigns.
     “RTA Leasehold Interest” means 25% of Company’s right, title and interest in the Leases, EXCEPTING the RTA Well Bore Interests.
     “RTA Well Bore Interest” means 75% of Company’s right, title and interest in the well bore (including, but not limited to, a like interest in all production obtained through the applicable well bore) of each of the Initial Test Well, First Option Test Well and Second Option Test Well, as applicable, and to the extent earned in accordance with the terms and conditions of this Agreement.
     “Second Option Test Well” shall have the meaning assigned to such term at Section 2.9.
     “Subsequently-Acquired Leasehold Assignment” means an assignment of right, title and interest in Subsequently-Acquired Leases, as described at Section 2.14, which shall be substantially in the form of Exhibit B-1 (as appropriate and as appropriately completed), attached hereto and made a part hereof for all purposes.
     “Subsequently-Acquired Leases” shall have the meaning assigned to such term at Section 2.14.
     “Test Wells” shall mean the Initial Test Well, the First Option Test Well and the Second Option Test Well, collectively.
     “Third Party” means a Person who is neither a Party nor an Affiliate of a Party.
     “Turnkey” means Turnkey E&P Corporation, a Nevada corporation.
     “Undrillable Acres” has the meaning assigned to such term at Section 3.4.
     “Undrillable Leases” shall have the meaning given in Section 3.3.
     “Well Bore Assignment” means any of those assignments of an RTA Well Bore Interest, substantially in the form of Exhibit B-2 (as appropriate and as appropriately completed), attached hereto and made a part hereof for all purposes.

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     “Well Costs” means the costs and liabilities incurred in connection with drilling, testing and completing a well, including, but not limited to, plugging and abandoning costs if the well is completed as a dry hole and the costs of equipping the well for production if it is completed as a producer.
     1.2 In this Agreement, unless the context or an express provision otherwise requires:
          (a) Headings and underlining are for convenience only and do not affect the interpretation of this Agreement.
          (b) Words importing the singular include the plural and vice versa.
          (c) A reference to an article, section or clause is a reference to that article, section or clause of this Agreement.
          (d) A reference to an exhibit or schedule is a reference to an exhibit or schedule to this Agreement. All schedules and exhibits attached to or referred in this Agreement are incorporated into this Agreement for all purposes. Reference to this “Agreement” includes all agreements and instruments attached as schedules or exhibits to this Agreement and/or executed in connection with the transactions contemplated by this Agreement.
          (e) References, including use of a pronoun, shall include, where applicable, masculine, feminine, singular or plural individuals or legal entities.
ARTICLE II
PARTICIPATION; ASSIGNMENTS OF INTERESTS
     2.1 Initial Test Well. On or before the later to occur of (a) March 1, 2007, or (b) sixty (60) days from the date both an appropriate rig (in RTA’s sole opinion) is available and all requisite regulatory approval has been obtained, RTA will cause to be commenced a horizontal test well and shall drill such test well to a depth sufficient to test the Frontier Formation at a location on the Leases agreed by the OAC (the “Initial Test Well”). If the Initial Test Well is commenced, RTA will make a good faith effort to drill a horizontal leg in the Frontier Formation of at least 2,000 feet. RTA will pay all Well Costs related to the Initial Test Well insofar as such costs are attributable to Company’s interest therein.
     2.2 Substitute Initial Test Well. If in the drilling of the Initial Test Well, impenetrable substances or conditions, including the loss of the hole from mechanical difficulties, are encountered, which in the opinion of the OAC (applying the standard of a reasonably prudent operator operating under the same or similar conditions) would render further drilling impracticable or hazardous, and as a result, the Initial Test Well fails to encounter the Frontier Formation, RTA shall have the right and option, but not the obligation, to cause a substitute well or wells to be drilled, provided such substitute well (a) is commenced within ninety (90) days after release of the rig used in drilling the Initial Test Well or, if applicable, used in the drilling of the

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preceding substitute well and (b) is at or near the original location of the Initial Test Well. When drilling for said substitute well is commenced, said substitute well shall be regarded for all purposes hereunder as the Initial Test Well.
     2.3 Earned Interest in the Initial Test Well; Assignment of Interest. Upon the timely drilling of the Initial Test Well and its completion as a producer (whether or not in paying quantities), RTA will earn the RTA Well Bore Interest in the Initial Test Well. After RTA has earned such RTA Well Bore Interest, it may request an assignment from Company, and Company, within ten (10) Business Days after such request, shall execute and deliver to RTA the Well Bore Assignment for the Initial Test Well. Notwithstanding the foregoing, Company shall not be required to execute such Well Bore Assignment earlier than ten (10) Business Days after Company has acquired record title to the Leases to which such Well Bore Assignment pertains. RTA shall submit the Well Bore Assignment for filing in the real property records in the county where the Initial Test Well is located. The effective date of such Well Bore Assignment shall be the date that such well was completed as a well capable of production.
     2.4 Failure to Commence Initial Test Well. If the Initial Test Well is not commenced in accordance with Section 2.1 hereof, any Party may terminate this Agreement by providing no less than five (5) Business Days advance written notice of such termination to the other Parties. In such event, (a) this Agreement shall no longer be in force and effect, (b) the Parties shall be free of any further rights, liabilities or obligations under this Agreement, and (c) no Party shall have any further recourse against the other under this Agreement.
     2.5 First Option Test Well. RTA will have the option to cause drilling operations to be commenced for an additional well at a location on the Leases agreed by the OAC (the “First Option Test Well”), which well, if elected, shall be commenced on or before the later to occur of (a) ninety (90) days subsequent to release of the completion rig from the Initial Test Well or (b) sixty (60) days from the date both an appropriate rig (in RTA’s sole opinion) is available and all requisite regulatory approval has been obtained for such First Option Test Well. The First Option Test Well will be a vertical test well drilled to a depth sufficient to test the Frontier Formation (with an option, in RTA’s sole discretion, to drill deeper). RTA will pay all Well Costs related to the First Option Test Well insofar as such costs are attributable to Company’s interest therein.
     2.6 Substitute First Option Test Well. If in the drilling of the First Option Test Well, impenetrable substances or conditions, including the loss of the hole from mechanical difficulties, are encountered, which in the opinion of the OAC (applying the standard of a reasonably prudent operator operating under the same or similar conditions) would render further drilling impracticable or hazardous, and as a result, the First Option Test Well fails to encounter the Frontier Formation, RTA shall have the right and option, but not the obligation, to cause a substitute well or wells to be drilled, provided such substitute well (a) is commenced within ninety (90) days after release of the rig used in drilling the First Option Test Well or, if applicable, used in the drilling of the preceding substitute well and (b) is at or near the original location of the First Option Test Well. When drilling for said substitute well is commenced, said substitute well shall be regarded for all purposes hereunder as the First Option Test Well.
     2.7 Earned Interest in the First Option Test Well; Assignment of Interest. Upon the timely drilling of the First Option Test Well and its completion as a producer (whether or not in

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paying quantities), RTA will earn the RTA Well Bore Interest in the First Option Test Well. After RTA has earned such RTA Well Bore Interest, it may request an assignment from Company, and Company, within ten (10) Business Days after such request, shall execute and deliver to RTA the Well Bore Assignment for the First Option Test Well. Notwithstanding the foregoing, Company shall not be required to execute such Well Bore Assignment earlier than ten (10) Business Days after Company has acquired record title to the Leases to which such Well Bore Assignment pertains. RTA shall submit the Well Bore Assignment for filing in the real property records in the county where the First Option Test Well is located. The effective date of such Well Bore Assignment shall be the date that such well was completed as a well capable of production.
     2.8 Failure to Commence First Option Test Well. If the First Option Test Well is not commenced in accordance with Section 2.5, RTA’s rights to earn additional interests in the Project Area under this Agreement shall terminate. In such event, (a) this Agreement nonetheless shall continue to survive and apply to those RTA Well Bore Interests assigned to RTA or earned by RTA pursuant to this Article II (the “Earned Interests”), (b) the Parties shall be free of any further rights, liabilities or obligations under this Agreement except as to the Earned Interests, and (c) neither Party shall have any further recourse against the other under this Agreement except as to the Earned Interests.
     2.9 Second Option Test Well. RTA will have the option to cause drilling operations to be commenced for a second additional well at a location on the Leases agreed by the OAC (the “Second Option Test Well”), which well, if elected, shall be commenced on or before the later to occur of (a) sixty (60) days subsequent to release of the completion rig from the First Option Test Well or (b) sixty (60) days from the date both an appropriate rig (in RTA’s sole opinion) is available and all requisite regulatory approval has been obtained for such Second Option Test Well. The Second Option Test Well will be drilled to a depth sufficient to test the Frontier Formation and RTA will make a good faith effort to cause to be drilled a horizontal leg in the Frontier Formation of at least 2,000 feet. In lieu of drilling a horizontal Frontier Formation test well, RTA may cause to be drilled two (2) vertical Frontier Formation test wells at locations on the Leases agreed by the OAC, and such two (2) vertical Frontier Formation test wells will fulfill the drilling obligation necessary to earn an assignment of an RTA Well Bore Interest in both such vertical test wells, such two (2) vertical wells being deemed, collectively, for purposes of this Agreement, the Second Option Test Well; provided, however, if 2 vertical wells are drilled, only the first must be drilled within the time period determined under (a) and (b) above, and the second shall be drilled within a reasonable time thereafter, according to rig availability and regulatory approval. RTA will pay all Well Costs related to the Second Option Test Well insofar as such costs are attributable to Company’s interest therein.
     2.10 Substitute Second Option Test Well. If in the drilling of the Second Option Test Well (being any of the wells described at Section 2.9 above), impenetrable substances or conditions, including the loss of the hole from mechanical difficulties, are encountered, which in the opinion of the OAC (applying the standard of a reasonably prudent operator operating under the same or similar conditions) would render further drilling impracticable or hazardous, and as a result, the Second Option Test Well fails to encounter the Frontier Formation, RTA shall have the right and option, but not the obligation, to cause a substitute well or wells to be drilled, provided such substitute well (a) is commenced within ninety (90) days after release of the rig used in drilling the Second Option Test Well or, if applicable, used in the drilling of the preceding

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substitute well(s) and (b) is at or near the original location of the Second Option Test Well. When drilling for said substitute well is commenced, said substitute well shall be regarded for all purposes hereunder as the Second Option Test Well.
     2.11 Earned Interest in the Second Option Test Well; Assignment of Interest. Upon the timely drilling of the Second Option Test Well and its completion as a producer (whether or not in paying quantities), RTA will earn the RTA Well Bore Interest in the Second Option Test Well. After RTA has earned such RTA Well Bore Interest, it may request an assignment from Company, and Company, within ten (10) Business Days after such request, shall execute and deliver to RTA the Well Bore Assignment for the Second Option Test Well. Notwithstanding the foregoing, Company shall not be required to execute such Well Bore Assignment earlier than ten (10) Business Days after Company has acquired record title to the Leases to which such Well Bore Assignment pertains. RTA shall submit the Well Bore Assignment for filing in the real property records in the county(ies) where the Second Option Test Well is located. The effective date(s) of such Well Bore Assignment shall be the date that such well was completed as a well capable of production. For the avoidance of doubt, in the event RTA elects, pursuant to Section 2.9, to drill two (2) vertical wells as the Second Option Test Well, RTA will earn the RTA Well Bore Interest in each of such vertical wells that is timely drilled and completed as a producer, and shall receive a Well Bore Assignment in each such vertical well, as set forth above; provided, however, RTA must earn the RTA Well Bore Interest in both such vertical wells to earn the RTA Leasehold Interest pursuant to Section 2.13 below.
     2.12 Failure to Commence Second Option Test Well. If the Second Option Test Well is not commenced in accordance with Section 2.9, RTA’s rights to earn additional interests in the Project Area under this Agreement shall terminate. In such event, (a) this Agreement nonetheless shall continue to survive and apply to the Earned Interests, (b) the Parties shall be free of any further rights, liabilities or obligations under this Agreement except as to the Earned Interests, and (c) neither Party shall have any further recourse against the other under this Agreement except as to the Earned Interests.
     2.13 RTA Leasehold Interest. Upon RTA having earned RTA Well Bore Interests in each of the Initial Test Well, the First Option Test Well and the Second Option Test Well, RTA will earn the RTA Leasehold Interest in the Leases. After RTA has earned such RTA Leasehold Interest, it may request an assignment from Company, and Company, within ten (10) Business Days after such request, shall execute and deliver to RTA an assignment of the RTA Leasehold Interest (the “Initial Leasehold Assignment”). RTA shall submit the Initial Leasehold Assignment for filing in the real property records in the county(ies) where the Project Area is located. The effective date of the Initial Leasehold Assignment shall be the date the RTA Leasehold Interest is earned pursuant to the first sentence of this Section 2.13.
     2.14 AMI. Provided RTA has earned the RTA Leasehold Interest, if, after the effective date of the Initial Leasehold Assignment, either of Company or RTA acquires record title to any oil, gas and/or mineral leases located in the Project Area (“Subsequently-Acquired Leases”), the non-acquiring Party shall have the right to, and the acquiring Party shall have the continuing obligation to provide to the non-acquiring Party, assignments of leasehold interests in the Subsequently-Acquired Leases (each, a “Subsequently-Acquired Leasehold Assignment”) according to the further provisions of this Section 2.14. In the event Company is the acquiring

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Party of Subsequently-Acquired Leases, Company shall be obligated, pursuant to the further provisions of this Section 2.14, to offer and, as appropriate, assign a Subsequently-Acquired Leasehold Assignment to RTA conveying 25% of all right, title and interest acquired by Company in Subsequently-Acquired Leases; further, in the event RTA is the acquiring Party of Subsequently-Acquired Leases, RTA shall be obligated, pursuant to the further provisions of this Section 2.14, to offer and, as appropriate, assign a Subsequently-Acquired Leasehold Assignment to Company conveying 75% of all right, title and interest acquired by RTA in Subsequently-Acquired Leases. With respect to the foregoing, the Parties agree to the following procedures: (a) upon an acquiring Party’s acquisition of any Subsequently-Acquired Lease(s), such acquiring Party promptly shall provide written notice to the non-acquiring Party of such acquisition, along with copies of appropriate documentation of related lease acquisition costs; (b) within ten (10) Business Days of the non-acquiring Party receiving such written notice, such non-acquiring Party shall notify the acquiring Party in writing as to whether it elects to obtain a Subsequently-Acquired Leasehold Assignment of such Subsequently-Acquired Lease(s); (c) if the non-acquiring Party elects to receive such assignment, the acquiring Party shall execute and deliver, within ten (10) Business Days subsequent to the date it receives notice from the non-acquiring Party, a Subsequently-Acquired Leasehold Assignment conveying the appropriate right, title and interest in the Subsequently-Acquired Lease(s) (i.e., conveying 25% of all acquired right, title and interest if assigned by Company and 75% of all acquired right, title and interest if assigned by RTA); and (d) at the time of delivery of such Subsequently-Acquired Leasehold Assignment, the non-acquiring Party shall pay to the acquiring Party an amount equal to its proportionate share of lease acquisition costs incurred by the acquiring party for the conveyed Subsequently-Acquired Lease(s) (i.e., RTA would reimburse Company for 25% of lease acquisition costs, and Company would reimburse RTA for 75% of lease acquisition costs). The Party receiving the Subsequently-Acquired Leasehold Assignment shall submit such assignment for filing in the real property records in the county(ies) where the Project Area is located. The effective date(s) of Subsequently-Acquired Leasehold Assignments, if any, shall be the date(s) such Subsequently-Acquired Leases are acquired by the acquiring Party.
ARTICLE III
PROJECT DUE DILIGENCE AND MAINTENANCE;
WELL COST REIMBURSEMENT
     3.1 Company’s Interests; RTA Due Diligence. Without limitation of Section 4.3 below, Company represents that, to the best of its knowledge and belief, it owns all of the working interest in the net acres (shown under column heading “Net Acs”) set forth for those Leases described at Schedule I, attached hereto and made a part hereof for all purposes, and, further, owns all of the net revenue interest (under column heading “NRI”) related thereto as shown on said Schedule I. RTA acknowledges that, prior to its execution of this Agreement, it has been provided reasonable access to Company’s lease records for purposes of conducting customary due diligence evaluation of the Leases, and such due diligence of RTA confirms those interests of Company as set forth at Schedule I hereto.

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     3.2 Lease Maintenance. Without limitation of any other warranty, representation or covenant of Company set forth in this Agreement, Company covenants and agrees that, from and after the Effective Date and until such time as RTA earns the RTA Leasehold Interest and receives the Initial Leasehold Assignment in accordance with Section 2.13 hereof (the “Leasehold Acquisition Date”), Company will use its best efforts to: (a) timely pay rentals for Leases; (b) extend any Leases that are near the end of their respective terms; (c) obtain drilling and other requisite permits necessary for the development of the Leases; (d) comply with all applicable government regulations and requirements; and (e) take such other actions as are necessary to maintain the Leases in full force and effect.
     3.3 Undrillable Leases. Within thirty (30) days following the Leasehold Acquisition Date, the Parties will meet to determine, in good faith, whether any of the Leases in which RTA has earned the RTA Leasehold Interest are conclusively undrillable (“Undrillable Leases”). Without limitation, a Lease shall be deemed “undrillable” as the result of: title failure; lease expiration (including, but not limited to, for failure to pay rentals); inability or failure to obtain necessary permits, easements or rights-of-way; and any reason that causes a Lease not to be maintained or prevents a Lease from being developed. If the Parties cannot make the determination of Undrillable Leases within the 30-day period set forth above, then the Parties may agree to extend such time period or, barring such agreement, any Party may submit such dispute for binding arbitration in accordance with Section 10.8 hereof.
     3.4 Remedy for Undrillable Leases. In the event the acreage attributable to Undrillable Leases exceeds one thousand (1000) net acres, in the aggregate (such total net acreage being “Undrillable Acres”), then RTA shall be entitled to reimbursement of Well Costs (“Reimbursement Amount”) according to the following formula:
# of Undrillable Acres x (25% x Well Costs paid by RTA for the Test Wells) = Reimbursement Amount
Project Area net acres
The Reimbursement Amount shall be paid by Company to RTA within fifteen (15) days of the date the Undrillable Leases have been determined in accordance with Section 3.3 above. For the avoidance of doubt, the Initial Leasehold Assignment anticipated pursuant to Section 2.13 hereof shall include an assignment of the RTA Leasehold Interest in all Leases acquired by Company up to and including the date the RTA Leasehold Interest is earned, and the net acreage (i.e., Company’s leasehold acreage) attributable to all such Leases shall comprise the “Project Area net acres” as used in the denominator of the formula set forth above.
     3.5 Sole Remedy. The procedures and remedy set forth in Sections 3.1 – 3.4 above shall be the sole remedy to RTA with respect to damages incurred as a result of Leases being undrillable. Subsequent to the delivery of the Initial Leasehold Assignment by Company to RTA, all loss arising due to a Lease being undrillable shall be at the joint loss of the Parties.

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ARTICLE IV
CALCULATION AND REPRESENTATION OF INTERESTS
     4.1 Company Working Interest. The Parties agree that (a) the Company’s right, title, and interest for purposes of determining an RTA Leasehold Interest or RTA Well Bore Interest, as the case may be, will be calculated upon the working interest held by Company in the applicable Lease(s) as of the Effective Date, or, if Company acquires its interest in any Lease subsequent to the Effective Date, then according to the working interest in such subsequently-acquired Lease at the time acquired by Company, and (b) any interest held by Turnkey (whether held beneficially or of record) in any Lease shall be deemed to be the working interest of Company for purposes of calculating an RTA Leasehold Interest and RTA Well Bore Interest, respectively, regardless of when Turnkey acquired its interest therein.
     4.2 Company Net Revenue Interest. Without limitation of the foregoing, all Well Bore Assignments, the Initial Leasehold Assignment, and, as applicable, all Subsequently-Acquired Leasehold Assignments granted pursuant to this Agreement shall be made without reservation of overriding royalty, net profits interest, production payment or any other similar burden or encumbrance. For the avoidance of doubt, as to Well Bore Assignments and the Initial Leasehold Assignment, it is the Parties’ intent that Company shall convey to RTA the net revenue interest held by Company as of the Effective Date, or, if Company acquires its interest in any Lease subsequent to the Effective Date, then the net revenue interest held by Company at the time of such Lease acquisition.
     4.3 Represented Interests. Without limitation of Section 4.1 above, Company represents (without warranty of title) that, to the best of its knowledge and belief, it owns all of the working interest in the net acres (shown under column heading “Net Acs”) set forth for those Leases described at Schedule I hereto and all of the net revenue interest (under column heading “NRI”) related thereto as shown on said Schedule I. Further, Company represents that, to the best of its knowledge and belief, it will be able to convey to RTA record title to each applicable RTA Well Bore Interest and the RTA Leasehold Interest in accordance with the terms and conditions hereof.
ARTICLE V
PROJECT OPERATIONS
     5.1 Operations. All operations in the Project Area shall be conducted in accordance with the terms and conditions of an Operating Agreement, the form of which is attached hereto as Exhibit C; provided, however, Exhibit “G” (Tax Partnership) of such form of agreement shall be attached only to the Operating Agreement for each of the Initial Test Well, the First Option Test Well and the Second Option Test Well, and such Exhibit “G” shall not be made a part of any other Operating Agreement concerning the Project Area UNLESS the Parties to such Operating Agreement otherwise agree. The “Contract Area” as defined in each unique Operating Agreement shall be the regulatory spacing unit for the “Initial Well” (as defined in such Operating Agreement) drilled under such Operating Agreement, which Operating Agreement will be signed before the spud of each “Initial Well”. Except as otherwise expressly set forth herein, the development and maintenance of the Project Area shall be governed by this Agreement, the Leases, and the applicable Operating Agreements. In the event of a conflict between the terms of

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this Agreement and the terms of an Operating Agreement, the terms of this Agreement shall prevail.
     5.2 Well Proposals.
          (a) Any Party who desires to propose the drilling of a well in the Project Area shall submit such proposal in writing to the other Parties hereto, UNLESS such proposed well is already subject to the terms of an Operating Agreement (in which event, such Operating Agreement shall control), AND EXCLUDING, without limitation, those wells anticipated at Article II herein. Each Party to whom such written proposal is delivered shall have thirty (30) days from receipt of the written proposal to notify the proposing Party as to whether it elects to participate; a Party’s failure to respond within such 30-day period shall be deemed an election not to participate. At such time as the Parties have elected to participate or not participate, as the case may be, in the proposed well, the participating Parties shall sign an Operating Agreement (with the proposed well being the “Initial Well”), all as anticipated pursuant to Section 5.1 above, and the terms of this Section 5.2(a) thereafter shall be superseded by such Operating Agreement. Notwithstanding the foregoing, the Parties agree that, should any Party hereto elect not to participate in the proposed well, such Party promptly shall relinquish and assign to the participating Party(ies) all of its right, title and interest in the 640-acre section in which such well is located, without creating or reserving any new burdens on production.
          (b) Notwithstanding (a) above, no more than two drilling rigs will be engaged in drilling within the Project Area at the same time, unless all Parties otherwise agree. Consequently, no Party may make a proposal for a new well under (a) above, or under any Operating Agreement, if such proposal would, after giving priority to pending or previously approved well proposals, require the use of a third drilling rig in the Project Area, unless all Parties agree in advance to consider such proposal.
     5.3 Operator. North Finn, as Operator, shall operate each of the Initial Test Well, the First Option Test Well and the Second Option Test Well. North Finn agrees not to resign as Operator and/or vote in favor of its removal or replacement as Operator without first obtaining RTA’s written consent UNLESS such resignation, removal or replacement arises in connection with the assignment of all of North Finn’s interests in the Leases and Project Area to a Third Party.
     5.4 Operations Advisory Committee.
          (a) The OAC shall consist of a voting membership appointed by RTA (as to 50% of such voting members) and Company (as to 50% of such voting members). The voting members shall appoint such other non-voting temporary or permanent members as the voting members shall deem necessary or convenient. A voting member designated by RTA shall serve as chairperson of the OAC. The OAC shall be formed by the Parties within ten (10) days after this Agreement has been entered into by the Parties (or at a later date if mutually agreed by the Parties) and shall remain intact for a period coextensive with this Agreement, unless discontinued and disbanded at the mutual agreement of the Parties. The OAC will meet at such times as determined by the Parties in order to permit the Parties to consult freely with each other regarding the development of the Project Area and operations related to such development

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(“Project Area Operations”). The voting members of the OAC shall establish such procedures for the conduct of their meetings as they deem reasonable and necessary. If the OAC’s members should disagree with respect to any portion of the Project Area Operations, the decision of the Party representing the largest cost bearing interest attributable to such Project Area Operations shall be final; provided, however, that any such decision that otherwise would require consent of all or a portion of the parties under an applicable Operating Agreement (if any) will still require such consent. Nothing in this Section 5.4 is intended to reduce the rights accorded to the Operator and Non-Operators under an applicable Operating Agreement. The OAC meetings may be telephonic. In emergency situations, the Operator shall have the authority to act without the guidance or oversight of the OAC and to exercise the discretionary judgment customarily afforded operators. If the OAC delays the progress of activities while a rig is on location, stand-by time will be charged to the participating parties in the well or operation.
          (b) The OAC shall have oversight and design responsibility as to the drilling and completion of each of the Initial Test Well, First Option Test Well and Second Option Test Well, and as to any well arising out of this Agreement that is subject to an Operating Agreement entered by the Parties, including without limitation, the right to determine, and revise from time to time as the OAC determines to be necessary or desirable, the depth, casing program and other particulars of each such well; provided, however, that the Party(ies) conducting the Project Area Operations shall retain responsibility for the conduct of such Project Area Operations, the OAC being interested only in the results to be obtained thereby.
          (c) The OAC may make recommendations to the Parties concerning the development of the Project Area.
          (d) Notwithstanding anything in this Agreement to the contrary, in no event shall any Party or the representative of any Party have any liability to any other Party or Party’s representative for any act or failure to act as a voting or non-voting member of the OAC (except in the case of gross negligence or willful misconduct), each of the Parties hereby agreeing to release the other Party and its respective representatives from any and all claims or demands arising out of or related or incident to the other Party’s or its representatives’ acts or omissions as a member of the OAC.
ARTICLE VI
PARTIES’ REPRESENTATIONS AND WARRANTIES
     6.1 AOGI’s Representations and Warranties. Without limitation of any other representations, warranties and covenants in this Agreement, AOGI represents and warrants to RTA that, as of the Effective Date:
          (a) AOGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
          (b) AOGI has the power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

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          (c) Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of AOGI. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law, rule or regulation by which AOGI or, to the best of AOGI’s knowledge (which term “best of AOGI’s knowledge” shall mean, wherever used in this Agreement, the actual knowledge of any officer or senior manager of AOGI), the Leases are bound.
          (d) Subject to laws and equitable principles affecting the rights of creditors generally, this Agreement is a binding obligation of AOGI enforceable according to its terms.
          (e) No suit, claim, demand, or investigation is pending or, to the best of AOGI’s knowledge, is threatened, that would impair AOGI’s title to the Leases or adversely affect their value, operation, or development. There are no bankruptcy or reorganization proceedings pending or, to the best of AOGI’s knowledge, threatened against AOGI.
          (f) To the best of AOGI’s knowledge, AOGI is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, which might adversely affect to a material extent ownership, operation or value of the RTA Leasehold Interest or any RTA Well Bore Interest.
          (g) To the best of AOGI’s knowledge, there are no agreements binding on AOGI relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons from the RTA Leasehold Interest or any RTA Well Bore Interest EXCEPT those agreements identified at Schedule II hereto.
          (h) AOGI has incurred no liability for brokers’ or finders’ fees related to the transaction contemplated by this Agreement for which RTA shall be liable.
          (i) Except as contemplated by the Operating Agreement, no portion of the RTA Leasehold Interest or any RTA Well Bore Interest (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.
          (j) Neither AOGI nor any Person acting at AOGI’s direction has assigned away or encumbered any of AOGI’s interest in any of the Leases EXCEPT for assignments of interests to Turnkey, which assignments have been disclosed to RTA.
          (k) AOGI has no actual knowledge that any of RTA’s representations set forth in Section 6.3 below are untrue in any material respect.
          (l) To the best of AOGI’s knowledge, AOGI has disclosed all information that would be necessary to make the representations made by AOGI in this Section 6.1 not misleading.

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     6.2 North Finn’s Representations and Warranties. Without limitation of any other representations, warranties and covenants in this Agreement, North Finn represents and warrants to RTA that, as of the Effective Date:
          (a) North Finn is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming.
          (b) North Finn has the power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement; without limitation, North Finn has obtained all necessary and required permits, licenses and qualifications (including, but not limited to, qualifications to conduct business where required by applicable state law) to act as Operator of the Project Area.
          (c) Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of North Finn. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law, rule or regulation by which North Finn or, to the best of North Finn’s knowledge (which term “best of North Finn’s knowledge” shall mean, wherever used in this Agreement, the actual knowledge of any officer or senior manager of North Finn), the Leases are bound.
          (d) Subject to laws and equitable principles affecting the rights of creditors generally, this Agreement is a binding obligation of North Finn enforceable according to its terms.
          (e) No suit, claim, demand, or investigation is pending or, to the best of North Finn’s knowledge, is threatened, that would impair North Finn’s title to the Leases or adversely affect their value, operation, or development. There are no bankruptcy or reorganization proceedings pending or, to the best of North Finn’s knowledge, threatened against North Finn.
          (f) To the best of North Finn’s knowledge, North Finn is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, which might adversely affect to a material extent ownership, operation or value of the RTA Leasehold Interest or any RTA Well Bore Interest.
          (g) To the best of North Finn’s knowledge, there are no agreements binding on North Finn relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons from the RTA Leasehold Interest or any RTA Well Bore Interest EXCEPT those agreements identified at Schedule II hereto.
          (h) North Finn has incurred no liability for brokers’ or finders’ fees related to the transaction contemplated by this Agreement for which RTA shall be liable.
          (i) Except as contemplated by the Operating Agreement, no portion of the RTA Leasehold Interest or any RTA Well Bore Interest (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal

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law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.
          (j) Neither North Finn nor any Person acting at North Finn’s direction has assigned away or encumbered any of North Finn’s interest in any of the Leases EXCEPT for assignments of interests to Turnkey, which assignments have been disclosed to RTA.
          (k) North Finn has no actual knowledge that any of RTA’s representations set forth in Section 6.3 below are untrue in any material respect.
          (l) To the best of North Finn’s knowledge, North Finn has disclosed all information that would be necessary to make the representations made by North Finn in this Section 6.2 not misleading.
          6.3 RTA’s Representations and Warranties. Without limitation of any other representations, warranties and covenants in this Agreement, RTA represents and warrants to Company that, as of the Effective Date:
          (a) RTA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) RTA has the power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.
          (c) Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of RTA. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law, rule or regulation by which RTA is bound.
          (d) Subject to laws and equitable principles generally affecting the rights of creditors, this Agreement is a binding obligation of RTA enforceable according to its terms.
          (e) RTA has incurred no liability for brokers’ or finders’ fees related to the transactions contemplated by this Agreement for which Company shall be liable.
          (f) RTA has no actual knowledge that any of Company’s representations set forth in Section 6.1 or Section 6.2 above are untrue in any material respect.
          (g) To the best of RTA’s knowledge (which term “best of RTA’s knowledge” shall mean, wherever used in this Agreement, the actual knowledge of any officer or senior manager of RTA), RTA has disclosed all information that would be necessary for RTA to disclose to make the statements and representations made by RTA not misleading.

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ARTICLE VII
COVENANTS
     7.1 Encumbrances. From the date of this Agreement until the delivery of each Well Bore Assignment and the Initial Leasehold Assignment, Company shall not sell, transfer or encumber in any way the Leases; provided, however, subject to the Operating Agreement and the further terms and conditions of this Agreement, Company may assign to Turnkey a portion of its interests in the Leases.
     7.2 Well Tests. In the course of the drilling of the Initial Test Well, First Option Test Well and Second Option Test Well, as applicable, RTA agrees to cause to be conducted a full suite of modern logs as is customary to such operations. Further, RTA shall cause to be obtained formation cores and shall cause to be conducted such other tests as are customary and necessary to such operations, to allow each Party, respectively, in its discretion, to (a) calculate gas in place, (b) identify fractures, and (c) determine minimum-maximum stress orientation. All such tests, including daily drilling reports, shall be furnished to Company. In addition, Company will have reasonable access to the applicable well locations and drilling rigs during drilling operations, provided, however, that such access shall be at Company’s sole cost, risk and liability and, further, such access may not interfere with operations and may be denied for safety reasons.
     7.3 Lease Rentals. RTA will reimburse Company for 25% of all Lease rentals incurred by Company from and after the Effective Date; provided, however, no such reimbursement shall be due from RTA until forty-five (45) days following RTA’s receipt of an invoice from Company that details each Lease for which rentals are due, the date such rentals are due (and date of payment by Company if already paid) and such other details as RTA reasonably may request to process such invoice for payment. RTA’s obligation to reimburse Company for Lease rentals under this Section 7.1 shall terminate upon termination of this Agreement pursuant to Section 2.8, Section 2.12 or Section 8.1, or otherwise, as to all Leases or portions of Leases in which RTA has not earned an interest as of the date of such termination.
     7.4 Sales and Use Taxes and Recording. It is the Parties’ understanding that any Well Bore Assignment, the Initial Leasehold Assignment, and any Subsequently-Acquired Leasehold Assignment granted under this Agreement will be exempt from all transfer, sales, and use taxes. If it is determined that any such assignment is not exempt, the Party receiving such assignment, respectively, shall pay all applicable transfer, sales, and use taxes occasioned thereby. Likewise, the party receiving such an assignment shall pay all documentary, filing, and recording fees required in connection with the filing and recording of such instruments, respectively.
     7.5 Further Assurances. Company and RTA agree to execute and deliver such instruments and take other action as may be necessary or advisable to carry out the intent and purposes of this Agreement.
     7.6 Preferential Rights; Consents. In the event any RTA Well Bore Interest or RTA Leasehold Interest to be assigned pursuant to this Agreement is subject to a preferential right of

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purchase, consent to assignment, or any similar obligation arising under any of the Leases, the Operating Agreement or under any other agreement whatsoever, Company shall be responsible in all respects for obtaining a waiver of such applicable preferential right to purchase, obtaining the consents to assign, or fulfilling such other obligations to allow RTA to obtain and enjoy the full interests anticipated under this Agreement.
     7.7 Company Indemnity.
          (a) COMPANY SHALL INDEMNIFY, DEFEND AND HOLD RTA, its Affiliates, and its/their directors, officers, managers, partners, employees, agents and representatives HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS (as defined below) to the extent arising out of or attributable to a preferential right of purchase, consent to assignment, or similar obligation arising under any of the Leases, any Operating Agreement or under any other agreement whatsoever, BUT ONLY INSOFAR AS an RTA Well Bore Interest or RTA Leasehold Interest is subject to such preferential right, consent or similar obligation at the time such interests are earned by RTA pursuant to this Agreement. For the avoidance of doubt, and without limitation, RTA shall have no obligation to obtain any such waivers or consents or to fulfill such other obligations; likewise, RTA shall incur no liability whatsoever in the event of the exercise of preferential rights to purchase, or if Company is unable to obtain consents to assign or fulfill similar obligations, and RTA shall be indemnified by Company in such respect as set forth above.
          (b) Further, COMPANY SHALL INDEMNIFY, DEFEND AND HOLD RTA, its Affiliates, and its/their directors, officers, managers, partners, employees, agents and representatives HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS to the extent arising out of or attributable to Company’s, or either of their, failure to obtain applicable regulatory approval of any drilling or other operations conducted in the Project Area, including, but not limited to, drilling of the Initial Test Well, the First Option Test Well and the Second Option Test Well. For the avoidance of doubt, and without limitation, RTA shall have no obligation to obtain any permits or other governmental authority requisite to the conduct of any drilling or other operations in the Project Area, and RTA shall be indemnified by Company in such respect as set forth above.
          (c) As used in this Section 7.7, “Claims” shall mean all liabilities, penalties, fines, obligations, judgments, claims, governmental actions, causes of action, demands, administrative proceedings, suits and other legal proceedings, together with any fees and expenses associated therewith (including, without limitation, costs of investigation, attorney’s fees, and expert’s fees and expenses).
     7.8 WAIVER OF CONSUMER RIGHTS. EACH PARTY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE (the “ACT”), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF SUCH PARTY’S OWN SELECTION, EACH PARTY VOLUNTARILY CONSENTS TO THIS WAIVER.

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IN ORDER TO EVIDENCE ITS ABILITY TO GRANT THE ABOVE WAIVER, EACH PARTY HEREBY REPRESENTS AND WARRANTS TO EACH OTHER PARTY THAT SUCH PARTY IS NOT A “CONSUMER” UNDER THE ACT. WITHOUT LIMITATION, EACH PARTY REPRESENTS AND WARRANTS THAT IT (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.
ARTICLE VIII
TERMINATION
     8.1 Termination. Without limitation of Section 2.8 or Section 2.12 herein, this Agreement shall be in effect until such time as the earlier to occur of the following: (a) June 1, 2007, if RTA has not commenced the actual drilling of the Initial Test Well pursuant to Section 2.1 above, (b) this Agreement is terminated pursuant to Section 2.4 above or Section 8.2 below, (c) RTA’s rights to earn assignments of RTA Well Bore Interests and RTA Leasehold Interests hereunder have expired without RTA having earned any of such assignments, (d) RTA has assigned all of its interests earned under this Agreement to a Third Party, or (e) the Parties mutually agree in writing to terminate this Agreement.
     8.2 Insolvency. Upon written notice from a terminating Party to the other Party, the terminating Party, may, without prejudice to any of its legal, equitable or other rights, immediately terminate this Agreement if the other Party (or, as to Company, either of AOGI or North Finn) becomes insolvent, makes a general assignment for the benefit of its creditors, applies for or consents to the appointment of a receiver, trustee or liquidation of all or substantially all of its assets, has an involuntary petition in bankruptcy filed against it which is not dismissed within forty-five (45) days or fails to pay its debts and obligations as they become due, or if such terminating Party reasonably believes that any of the above events is likely to occur.
     8.3 Effect of Termination. No termination of this Agreement shall affect the rights or obligations of RTA with respect to any Earned Interests.
ARTICLE IX
CONFIDENTIALITY
     9.1 Confidential Information. A Party shall not disclose to any Person information concerning the contents of this Agreement and any information of the other Party or the other Party’s business and affairs that is disclosed or otherwise acquired in consequence of this Agreement (“Confidential Information”), provided that a Party may disclose Confidential Information if:
(a) such disclosure is to

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(i)	a Party’s officers, managers, agents, employees or legal, technical or financial consultants,

(ii)	a lender, a potential lender, an investor or a potential investor in a Party, or

(iii)	a prospective purchaser of all or a portion of a Party’s interest in the Project Area, who have a bona fide need to know the same for the purposes of or as contemplated by this Agreement and who agree to keep the same confidential in accordance with the terms of this Agreement;
(b) such disclosure is required to comply with any applicable law or order, provided that the Party must first notify and consult with the other Party before making any such disclosure;
(c) the other Party has given its prior written consent to the disclosure;
(d) such disclosure is required for the purposes of a Party lawfully exercising its rights pursuant to this Agreement;
(e) such disclosure was at the time of disclosure already in the lawful possession of the Party; or
(f) such disclosure is lawfully in the public domain.
The Parties recognize that the full text of this Agreement and the Operating Agreement will be filed with the Securities and Exchange Commission and, to the extent required by applicable regulation, made publicly available by AOGI in connection with its reporting obligations under the Securities Exchange Act. Subject to the foregoing, unless otherwise mutually agreed, and except as required by law, the contents of this Agreement, and the Operating Agreement and their respective subject matter will be Confidential Information.
     9.2 Use of Confidential Information. A Party:
(a) may use the Confidential Information only for the purposes of or as contemplated by this Agreement and not for any other purpose EXCEPT for a purpose that involves or reasonably may be expected to benefit all Parties; and
(b) must not make use of the Confidential Information to the commercial, financial, or competitive disadvantage of the Party that provided the Confidential Information.
     9.3 Publicity. No public announcement with regard to this Agreement, or any related matter, shall be made without the consent of all Parties, which consent shall not be unreasonably withheld; provided, however, that a Party may make a public announcement without the consent of all Parties when it believes in good faith that it is legally obligated to do so. In any event, the Party that wishes to make the public announcement must first provide an advance copy of such announcement to all Parties, who shall be provided a reasonable time to provide comment thereto prior to the release of such announcement to the public. As used in the previous sentence, “a

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reasonable time” shall be no less than three (3) Business Days, unless the announcing Party is legally obligated to make such announcement sooner, in which case the other Parties shall be allowed a reasonable time under the circumstances.
ARTICLE X
MISCELLANEOUS
     10.1 Notices. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail (return receipt requested), postage prepaid, or if delivered by facsimile transmission, if directed to the Parties as follows:

To RTA:	Red Technology Alliance LLC
2101 CityWest Blvd., Building 2
P.O. Box 42806 (77242-2806)
Houston, TX 77042-2827
Phone: (713) 839-4689
Fax: (713) 839-4618
Attn: Jim Buckingham

To AOGI:	American Oil & Gas, Inc.
1050 17th St., Suite 2400
Denver, CO 80265
Phone: (303) 991-0173
Fax: (303) 595-0709
Attn: Patrick D. O’Brien

To North Finn:	North Finn, LLC
950 Stafford
Casper, WY 82609
Phone: (307) 237-7854
Fax: (307) 237-6328
Attn: Wayne P. Neumiller
     Any Party may give written notice of a change in the address or individual to which delivery shall be made.
     10.2 Force Majeure. The force majeure provisions contained in the attached form of Operating Agreement, at Article XI. therein, shall apply to this Agreement and are incorporated herein by reference for all purposes.
     10.3 Expenses. All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred them.
     10.4 Amendment. The provisions of this Agreement may be altered, amended or waived only by a written agreement executed by all Parties. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

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     10.5 Assignment. Except as expressly set forth in this Agreement, for a period of five (5) years from and after the Effective Date, no Party may assign any portion of its rights or interests in the Leases, or assign or delegate all or any portion of its rights and duties under this Agreement, without the other Parties’ prior written consent, which consent shall not be unreasonably withheld; provided, however, consent of the other Parties shall not be required (a) if the assignment or delegation is made to an Affiliate, (b) if the assignment is part of a transaction involving the sale of all of the assets of a Party, (c) in the instance of a merger (regardless of whether the affected Party is the surviving entity under such merger), or (d) if the assignment or delegation is from North Finn to AOGI. Upon expiration of such five-year period, the Parties may assign their respective interests to Third Parties following thirty (30) days advance written notice to the other Parties. Without limitation of the foregoing, no rights or duties under this Agreement shall be assigned except in connection with the assignment of all or a portion of the Party’s interest in the Leases, and only insofar as this Agreement concerns the portion assigned. Any such assignment shall bind the assignee only to the extent of the specifically assigned interest, and not as to any other leasehold interests that the assignee may then own or thereafter acquire. Any consent to assign required under this section shall be requested in writing and the Parties to whom such request is directed shall have ten (10) Business Days to respond in writing to such request; provided, however, if a Party fails to respond to such request within such time period, then such Party shall be deemed to have provided its consent to the requested assignment. Any written response of non-consent by a Party shall include the reason(s) such Party is denying its consent. If the Party requesting consent believes the denying Party is unreasonably withholding its consent, then such dispute shall be submitted to binding arbitration in accordance with Section 10.8 hereof. The restrictions on assignment set forth in this Section 10.5 shall not apply to assignments of Subsequently-Acquired Leases by a Party to a Third Party if the other Party hereto has not elected to receive a Subsequently-Acquired Leasehold Assignment of such Subsequently-Acquired Leases pursuant to Section 2.14 hereof.
     10.6 Survival. All representations made by AOGI in Section 6.1, by North Finn in Section 6.2 and by RTA in Section 6.3 and all covenants, obligations, and indemnities of the Parties, respectively, under this Agreement that are performable after delivery of Well Bore Assignments, the Initial Leasehold Assignment and, as applicable, Subsequently-Acquired Leasehold Assignments shall survive such delivery.
     10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same agreement.
     10.8 Disputes. If any of RTA, AOGI or North Finn defaults in its obligations under this Agreement, or if a dispute arises under the terms of this Agreement, the matter shall be submitted to binding arbitration in Denver, Colorado, before a three arbitrator panel (with one (1) arbitrator being chosen by RTA and one (1) arbitrator being chosen by Company, and the third arbitrator being chosen by the other two arbitrators). All arbitrators shall have experience in the oil and gas industry. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect. Any Party shall be entitled to entry of a judgment by a court of competent jurisdiction upon the award of the arbitrators.
     10.9 Governing Law. Without regard to principles of conflicts of law, this Agreement, and the transactions contemplated herein, shall be construed and enforced in accordance with and

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governed by the laws of the State of Texas, EXCEPT that to the extent the laws of the State of Wyoming necessarily govern with respect to procedural and substantive matters relating to the creation and enforcement of rights in real property, including, but not limited to, recordation of assignments of interests in real property, the law of the State of Wyoming shall control in that regard.
     10.10 Entire Agreement. This Agreement is the entire understanding between the Parties concerning the subject matter of this Agreement. This Agreement supersedes all negotiations, discussions, representations, prior agreements and understandings, whether oral or written, concerning the subject matter of this Agreement, including, without limitation, that certain letter of intent dated December 6, 2006, and all letters or expressions of intent between the Parties.
     10.11 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the Parties and, except where prohibited, their successors, legal representatives and assigns. Unless expressly stated to the contrary, no other person is intended to have any benefits, rights or remedies under this Agreement.
     10.12 Severance. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.
     10.13 LIMITATIONS OF REMEDIES. NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES ARISING FROM OR IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT. SAVE IN THE EVENT OF FRAUD, NO RIGHT OF RESCISSION SHALL BE AVAILABLE TO ANY PARTY BY REASON OF ANY PROVISION OF THIS AGREEMENT OR OF ANY BREACH THEREOF. THE PARTIES INTEND THAT THE LIMITATIONS UNDER THIS SECTION 10.13 IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OR STRICT LIABILITY OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.
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     As evidence of the agreement set forth herein, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Red Technology Alliance LLC

By:	/s/ Jim Buckingham

Its:	President

American Oil & Gas, Inc.

By:	/s/ Patrick D. O’Brien

Its:	CEO

North Finn, LLC

By:	/s/ Wayne Neumiller

Its:	Member Manager
EXHIBIT A — Project Area
EXHIBIT B-1 — Form Initial Leasehold/Subsequently-Acquired Leasehold Assignment
EXHIBIT B-2 — Form Well Bore Assignment
EXHIBIT C — Operating Agreement
SCHEDULE I — Represented Interests
SCHEDULE II — Other Agreements

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EXHIBIT B-1
to Participation Agreement
by and among Red Technology Alliance LLC,
American Oil & Gas, Inc. and North Finn, LLC, dated December __, 2006
ASSIGNMENT
                                                                                                    , whose address is                                                                                  (“Assignor”), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto                                         , whose address is                                                              (“Assignee”), the following described properties, rights and interests:
          (a) The undivided interests specified in Exhibit A, attached hereto and made a part hereof for all purposes, in and to the oil, gas and/or mineral leases described in said Exhibit A (“Leases”), and any ratifications and/or amendments to such Leases, whether or not such ratifications or amendments are described in Exhibit A;
          (b) All rights, titles and interests of Assignor in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties and interests described in subparagraph (a) above;
          (c) All rights, titles and interests of Assignor in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in subparagraphs (a) and (b) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties and interests described in subparagraphs (a) and (b) above; and
          (d) All rights, title and interests of Assignor in and to all permits and licenses (including, without limitation, all environmental and other governmental permits, licenses and authorizations), rights of way, easements, and other rights of surface use, water rights and other rights and interests used in connection with the exploration, development, operation or maintenance of the properties described in subsections (a) and (b) above, to the extent and only to the extent such rights, titles and interests are attributable to the properties and interests described in subparagraphs (a) and (b) above;
The properties, rights and interests specified in the foregoing subparagraphs (a), (b), (c) and (d) are herein sometimes collectively called the “Subject Properties”.

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THE SUBJECT PROPERTIES EXPRESSLY DO NOT INCLUDE, AND EXCLUDED FROM THIS ASSIGNMENT ARE THOSE CERTAIN INTERESTS IN WELL BORES PREVIOUSLY ASSIGNED TO ASSIGNEE BY ASSIGNOR, AND IN WHICH ASSIGNEE ACQUIRED A GREATER UNDIVIDED INTEREST THAN ASSIGNED HEREIN, SUCH WELL BORES BEING DESCRIBED AT EXHIBIT B, ATTACHED HERETO AND MADE A PART HEREOF FOR ALL PURPOSES.
     TO HAVE AND TO HOLD the Subject Properties unto Assignee, and its successors and assigns, forever.
     This Assignment is made and delivered pursuant to that certain Participation Agreement by and between Assignor and Assignee, dated December ___, 2006, (the “Participation Agreement”), the terms and conditions of which are incorporated herein, and the terms and conditions of which shall expressly survive the execution and delivery of this Assignment and not be deemed to have been merged into this Assignment. This Assignment is subject to the Participation Agreement and to the extent that there are any contradictions or inconsistencies between the terms and conditions of this Assignment and the terms and conditions of the Participation Agreement, the terms and conditions of the Participation Agreement shall control and prevail.
     ASSIGNOR AGREES TO WARRANT AND FOREVER DEFEND TITLE TO THE SUBJECT PROPERTIES UNTO ASSIGNEE, AND ITS SUCCESSORS AND ASSIGNS, AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS OR ENTITIES CLAIMING SAME, OR ANY PART THEREOF, BY THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE, AND, EXCEPT FOR THAT WARRANTY, THIS ASSIGNMENT IS MADE WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY.
     Assignor agrees to execute and deliver to Assignee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Assignee the Subject Properties.
     The terms, provisions and conditions hereof shall inure to the benefit of, and be binding upon, Assignor and Assignee, their respective successors, and assigns.
     This Assignment is being executed in multiple counterparts all of which are identical. All of such counterparts together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF this Assignment has been executed by Assignor on the date of its acknowledgement, to be effective, however, on                                         , 2000_, as of 7:00 a.m. local time at the location of the Leases.

[ASSIGNOR]

Name: Title:

STATE OF	§

§
COUNTY OF	§

     The foregoing instrument was acknowledged before me by                                                             , the                                          of                                          , a                                         , on behalf of said                                                             , this ___ day of                     , 200_.
     Witness my hand and official seal.

Notary Public in and for
My commission expires:

3

Execution
EXHIBIT B-2
to Participation Agreement
by and among Red Technology Alliance LLC,
American Oil & Gas, Inc. and North Finn, LLC, dated December __, 2006
ASSIGNMENT OF WELL BORE AND BILL OF SALE
     THIS ASSIGNMENT OF WELL BORE AND BILL OF SALE (“Assignment”) is made and entered into this                      day of                                         , 200_, by and between [American Oil & Gas, Inc., a Nevada corporation,] [North Finn, LLC, a Wyoming limited liability company,] whose address is                                                                                  (“Assignor”), and Red Technology Alliance LLC, a Delaware Limited liability company, whose address is 2101 CityWest Blvd, Building 2, Houston, Texas 77042-2827 (“Assignee”).
W I T N E S S E T H:
1.	Conveyance. Assignor, for and in consideration of the sum of Ten and No/100ths Dollars ($10.00), cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto Assignee, subject to the exceptions and reservations herein contained, the following rights, interests and properties (hereinafter collectively the “Properties”):
(a)	An undivided ___% working interest in and to the well bore of the [description of the well assigned] (the “Well Bore”) together with a ___% interest in all rights to reasonably operate, maintain, and produce, receive, sell or dispose of production from said Well Bore, and a ___% interest in all personal property, fixtures and equipment associated with the Well Bore, including, without limitation, down hole equipment, casing, pump jacks, storage tanks, meters, gathering lines up to and including the separator (or where there is no separator, up to the metering equipment) and other such surface equipment appurtenant thereto (“Related Equipment”) for such Well Bore; and

(b)	An undivided ___% interest in and to the oil, gas and/or mineral leases (the “Leases”) described in Exhibit A attached hereto and made a part hereof, BUT ONLY INSOFAR AS such rights, title and interests are necessary for Assignee to reasonably operate, maintain, and produce, receive, sell or dispose of all oil, gas or other hydrocarbons produced from the Well Bore.
As used herein, the term “Well Bore” shall include, without limitation, any extension of the Well Bore, whether vertical, horizontal or side track.

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2.	Responsibilities; Plugging. Assignee acknowledges and accepts that the Properties herein assigned are subject to the terms and conditions of that certain joint operating agreement dated between, among others, Assignor and Assignee and subject to any statutes, regulatory orders, and rules or regulations that govern the operations, maintenance and production of the Well Bore and the lands covered by the Leases upon which the Well Bore is located. Subsequent to the date of first production from the Well Bore, Assignee shall pay and/or bear ___% of all (i) obligations, risk, liability, cost and expense of all operations, pertaining or related to, or associated with, the Well Bore and (ii) cost and expense to properly plug and abandon the Well Bore.

3.	Reservations. Assignor expressly excepts and reserves unto itself, all rights, title and interests in and to the Leases except to the extent expressly assigned herein; provided, however, to the extent Assignor has or acquires surface rights, Assignee shall have the right, in all respects, to use the surface of the lands affected by the Leases for purposes of ingress and egress and, without limitation, for exploration, production, storage, treatment and transportation of oil, gas or other hydrocarbons produced from the Well Bore.

4.	Warranty of Title. ASSIGNOR AGREES TO WARRANT AND FOREVER DEFEND TITLE TO THE PROPERTIES UNTO ASSIGNEE, AND ITS SUCCESSORS AND ASSIGNS, AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS OR ENTITIES CLAIMING SAME, OR ANY PART THEREOF, BY THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE, AND, EXCEPT FOR THAT WARRANTY, THIS ASSIGNMENT IS MADE WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY.

5.	This Assignment is made and delivered pursuant to that certain Participation Agreement by and between Assignor and Assignee, dated December ___, 2006, (the “Participation Agreement”), the terms and conditions of which are incorporated herein, and the terms and conditions of which shall expressly survive the execution and delivery of this Assignment and not be deemed to have been merged into this Assignment. This Assignment is subject to the Participation Agreement and to the extent that there are any contradictions or inconsistencies between the terms and conditions of this Assignment and the terms and conditions of the Participation Agreement, the terms and conditions of the Participation Agreement shall control and prevail.
     Assignor agrees to execute and deliver to Assignee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Assignee the Properties.
     The terms, provisions and conditions hereof shall inure to the benefit of, and be binding upon, Assignor and Assignee, their respective successors, and assigns.

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     This Assignment is being executed in multiple counterparts all of which are identical. All of such counterparts together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first set forth above, to be effective, however, on                                         , 2000_, as of 7:00 a.m. local time at the location of the Well Bore.

ASSIGNOR:

[AOGI or North Finn].

By:
Name:
Title:

ASSIGNEE:

Red Technology Alliance LLC

By:
Name:
Title:

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Execution

STATE OF	§

§
COUNTY OF	§

     The foregoing instrument was acknowledged before me by                                                             , the                                          of                                          , a                                         , on behalf of said                                         , this ___day of                     , 200_.
     Witness my hand and official seal.

Notary Public in and for
My commission expires:

STATE OF	§

§
COUNTY OF	§

     The foregoing instrument was acknowledged before me by                                                             , the                                         of Red Technology Alliance LLC, a Delaware limited liability company, on behalf of said company, this ___day of ___, 200_.
     Witness my hand and official seal.

Notary Public in and for
My commission expires:

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